Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 18, 2021 (the “Effective Date”), is by and between Intapp, Inc., a Delaware corporation (the “Company”), and Thad Jampol (the “Executive”) (the Company and the Executive collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Executive currently provides services to the Company pursuant to that certain employment agreement between Integration Appliance, Inc., a Delaware corporation (and wholly owned subsidiary of the Company), and the Executive, dated as of December 21, 2012 (the “Prior Agreement”); and

WHEREAS, the Company desires to assure itself of the continued employment of the Executive and the Executive desires to continue to provide services to the Company pursuant to the terms and conditions of this Agreement, which will supersede the Prior Agreement as of the Effective Date.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. The Executive’s employment under this Agreement shall commence on the Effective Date and continue until the date of the Executive’s termination of employment. For the avoidance of doubt, the Executive’s employment with the Company shall at all times be on an at-will basis and nothing in this Agreement shall provide the Executive the right to employment for any specified period.

(b) Position and Duties. Subject to the terms and conditions hereof, the Executive shall continue to serve as Chief Product Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties and responsibilities commensurate with those typically provided by a chief product officer of a company that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as may be assigned to the Executive from time to time by the CEO. The Executive’s principal place of employment shall be the principal offices of the Company currently located in Palo Alto, California, subject to travel in the performance of the Executive’s duties and the business of the Company.

(c) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote the Executive’s full business working time, attention and efforts to the Executive’s duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the CEO and shall use the Executive’s best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the prior written consent of the Company (which shall not be unreasonably withheld) or otherwise engage in activities that would interfere significantly with the faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards, provided that the Executive receives the prior written consent of the CEO to serve on such boards; (ii) manage personal investments or engage in charitable activities; (iii) make passive investments in venture funds; provided, that, the Executive shall not provide services to, or advise in any capacity, any company in which the investments are made if the company competes with the Company; and (iv) be a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as the Executive has no active participation in the business of such entity; provided that each of the foregoing activities do not contravene the first sentence of this Section 1(c).

2. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive a base salary at the annual rate of $414,700 (the “Base Salary”), payable in substantially equal installments at such intervals in accordance with the Company’s ordinary payroll practices as established from time to time. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s Base Salary, not less than annually, and may increase (but not decrease) the Executive’s Base Salary in its sole discretion.

(b) Bonus. The Executive shall be entitled to participate in the Company’s annual incentive bonus plan in accordance with its terms as may be in effect from time to time and subject to such other terms as the Board or the Compensation Committee may approve. For each fiscal year, the Executive shall be eligible to receive a target annual bonus opportunity of 60% of the Executive’s Base Salary. The annual incentive bonus plan for the fiscal year ending June 30, 2021 shall be administered in accordance with its existing terms.

(c) Long-Term Incentive Plan. The Executive shall be entitled to participate in the Company’s long-term incentive plan in accordance with its terms that may be in effect from time to time and subject to such other terms as the Board of Directors of the Company (the “Board”) or the Compensation Committee, in its sole discretion, may approve.

(d) Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans or programs of the Company as are available to other similarly situated executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of the Executive’s duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures.

(f) Vacation; Paid Time Off. The Executive shall be entitled to vacation time and paid time off consistent with the applicable policies of the Company for other similarly situated executives of the Company as in effect from time to time.

3. At-Will Employment; Termination of Employment. The Company and Executive acknowledge that Executive’s employment under this Agreement shall be “at-will” as defined under applicable law. This means that it is not for any specified period of time and, subject only to this Section 3, the Company and the Executive shall each have the right to terminate the Executive’s employment at any time for any reason or for no reason.

(a) Termination due to Death or Disability. The Executive’s employment under this Agreement will automatically terminate upon the Executive’s death and may be terminated by the Company or the Executive (subject to Section 3(f)) upon the Executive’s Disability (as defined below). In the event the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Executive’s death or Disability, the Company shall pay to the Executive (or the Executive’s estate, as applicable) the Executive’s accrued Base Salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the Separation from Service occurs and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (collectively, “Accrued Compensation and Benefits”), payable in accordance with Company policies and practices and applicable law, but in no event later than 30 days after the Executive’s Separation from Service.

(b) Termination for Cause; Resignation without Good Reason. If the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment for Cause or the Executive’s resignation other than for Good Reason, the Executive shall only be entitled to payment of the Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than 30 days after the Executive’s Separation from Service, and shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(c) Termination without Cause; Resignation for Good Reason Not in the Change in Control Protected Period. If the Executive incurs a Separation from Service that does not occur during the Change in Control Protected Period by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason, in each case subject to Section 3(f), the Executive shall be entitled to the Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than 30 days after the Executive’s Separation from Service and, subject to Section 3(e), the following:

(i)

an amount equal to one times the Executive’s then-current Base Salary, payable in accordance with the Company’s regular policies and practices in substantially equal monthly installments over a period of 12 months following the Executive’s Separation from Service; provided, that such payments will commence within 60 days after the Executive’s Separation from Service and, once they commence, will include any unpaid amounts accrued from the date of the Executive’s Separation from Service; provided, further, if the foregoing 60-day period spans two calendar years, then the payments will in any event begin in the second calendar year; provided, further, if a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a change in the ownership of a substantial portion of a corporation’s assets,” as defined in Treas. Reg. §§1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi) and 1.409A-3(i)(5)(vi), respectively, occurs with respect to the Company following the Executive’s Separation from Service, any unpaid amounts hereunder shall be paid in a single lump sum within 15 days following the consummation of such a transaction;

(ii)

subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the monthly COBRA premium paid by the Executive for the Executive and the Executive’s eligible dependents until the earliest of (A) the 12 month anniversary of the Separation from Service, (B) the date the Executive is no longer eligible to receive COBRA continuation coverage, and (C) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or source;

(iii)

the accelerated vesting of a portion of the equity-based compensation awards that were granted prior to the Effective Date and that are then held by the Executive as of the Separation from Service pursuant to any of the Company’s long-term incentive plans (the “Existing Equity Awards”), such that (A) any Existing Equity Award subject only to time-based vesting shall vest, as of the Separation from Service, as to the portion of the Existing Equity Award that would have vested in the 12-month period immediately following the Separation from Service (or such longer period provided under the applicable Existing Equity Award by its existing terms), and (B) any Existing Equity Award subject to performance-based vesting shall vest, as of the Separation from Service, as to an additional number of shares equal to 25% of the total Existing Equity Award (including the vesting of the next three unvested milestones) (or, if less than 25% of the total Existing Equity Award remains unvested as of the Separation from Service, the Existing Equity Award shall vest in full) (or any remaining unvested milestones if less than three remain); and

(iv)

the accelerated vesting of a portion of the equity-based compensation awards granted to the Executive as of or following the Effective Date (the “New Equity Awards”), such that (A) the performance-based restricted stock units that are to be granted at the time of the Company’s initial public offering shall vest as to the next four unvested milestones that would have vested immediately following the Separation from Service; (B) any New Equity Award subject only to time-based vesting shall vest, as of the Separation from Service, as to the portion of the New Equity Award that would have vested in the 12-month period immediately following the Separation from Service; and (C) any New Equity Award that is subject to performance-based vesting other than the award discussed in subsection (A) above shall vest, as of the Separation from Service, as to 25% of number of milestones under the New Equity Award (or, if less than 25% of the milestones under the New Equity Award remain unvested as of the Separation from Service, the New Equity Award shall vest in full).

(d) Termination without Cause; Resignation for Good Reason in Connection with a Change in Control. If the Executive incurs a Separation from Service during the Change in Control Protected Period by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason, in each case subject to Section 3(f), the Executive shall be entitled to the Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than 30 days after the Executive’s Separation from Service and, subject to Section 3(e), the following:

(i)

an amount equal to the sum of (A) one times the Executive’s then-current Base Salary, plus (B) the Executive’s target annual bonus for the year in which the Separation from Service occurs, payable in substantially equal monthly installments over a period of 12 months following the Executive’s Separation from Service; provided, that such payments will commence within 60 days after the Executive’s Separation from Service and, once they commence, will include any unpaid amounts accrued from the date of the Executive’s Separation from Service; provided, further, if the foregoing 60-day period spans two calendar years, then the payments will in any event begin in the second calendar year; provided, further, if a “change in the ownership of a corporation” or a “change in the effective control of a corporation” as defined in Treas. Regs. §1.409A-3(i)(5)(v) and §1.409A-3(i)(5)(vi), respectively, occurs with respect to the Company following the Executive’s Separation from Service, any unpaid amounts hereunder shall be paid in a single lump sum within 15 days following the consummation of such transaction; provided, further, if the Executive’s Separation from Service occurs after a Change in Control that also qualifies as a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5), the foregoing amounts shall be paid in a lump sum;

(ii)

subject to the Executive’s timely election of continuation coverage under COBRA, reimbursement of the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents until the earliest of (A) the 12 month anniversary of the Separation from Service, (B) the date the Executive is no longer eligible to receive COBRA continuation coverage, and (C) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or source;

(iii)

the accelerated vesting of a portion of the Existing Equity Awards, such that (A) any Existing Equity Award subject only to time-based vesting shall vest, as of the Separation from Service, as to the portion of the Existing Equity Award that would have vested in the 12-month period immediately following the Separation from Service (or such longer period provided under the applicable Existing Equity Award by its existing terms), and (B) any Existing Equity Award subject to performance-based vesting shall vest, as of the Separation from Service, as to an additional number of shares equal to 25% of the total Existing Equity Award (including the vesting of the next three unvested milestones) (or, if less than 25% of the total Existing Equity Award remains unvested as of the Separation from Service, the Existing Equity Award shall vest in full) (or any remaining unvested milestones if less than three remain); and

(iv)	the accelerated vesting of the New Equity Awards in full.

(e) Execution and Delivery of Release. The Company shall not be required to make the payments and provide the benefits provided for under Section 3(c) or 3(d) unless the Executive executes and delivers to the Company, within 60 days following the Executive’s Separation from Service, a general waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A and the release has become effective and irrevocable in its entirety. The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release) shall result in the forfeiture of the payments and benefits under Sections 3(c) and 3(d).

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other Party given in accordance with Section 22, except that the Company may waive the requirement for Notice of Termination by the Executive. In the event of a resignation by the Executive without Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than 30 days after the giving of such notice, unless the Company agrees to waive any notice period by the Executive.

(g) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) all director, officer or employee positions the Executive has with the Company or any of its subsidiaries or affiliates (the “Company Group”) and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company Group.

4. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i)

the Executive’s indictment for, or entry of a plea of guilty or no contest or nolo contendere to, any felony (other than a traffic violation) under any state, federal or foreign law or any other crime involving moral turpitude that impairs the Executive’s ability to serve as Chief Product Officer of the Company or would be reasonably likely to cause material harm to the reputation of the Company;

(ii)

the Executive’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, that causes or would be reasonably likely to cause material harm to the Company or any of its affiliates;

(iii)	any willful, material damage to any property of the Company by the Executive;

(iv)

the Executive’s willful failure to (A) substantially perform his/her material job functions hereunder (other than any such failure resulting from Executive’s Disability) or (B) carry out or comply with a lawful and reasonable directive of the Board;

(v)	the Executive’s breach of any material written Company policy that materially harms the Company;

(vi)

the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any affiliate’s) premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(vii)	the Executive’s breach of any material provision of this Agreement, the Confidentiality Agreement (as defined below) or any other written agreement between Executive and the Company.

provided, however, that no act or omission on the Executive’s part shall be considered “willful” if it is done by the Executive in good faith and with a reasonable belief that the Executive’s conduct was in the best interest of the Company, and provided, further, however, that no event or condition described in clauses (iv) or (v) shall constitute Cause unless (w) the Company gives the Executive written notice of termination of employment for Cause and the grounds for such termination within 180 days of the Board first becoming aware of the event giving rise to such Cause, (x) such grounds for termination are not corrected by the Executive within 30 days of the Executive’s receipt of such notice, (y) if the Executive fails to correct such event or condition, the Company gives the Executive at least 30 days’ prior written notice of a special Board meeting called to make a determination that the Executive should be terminated for Cause and the Executive and the Executive’s legal counsel are given the opportunity to address such meeting prior to a vote of the Board, and (z) a determination that Cause exists is made and approved by the Board.

(b) Change in Control Protected Period. For purposes of this Agreement, “Change in Control Protected Period” shall mean the period beginning three months prior to a Change in Control and ending 12 months following a Change in Control.

(c) Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2021 Omnibus Equity Incentive Plan or the successor plan pursuant to which the Executive was, prior to the relevant transaction, most recently granted a long-term incentive award.

(d) Disability. For purposes of this Agreement, “Disability” shall be defined in the same manner as such term or a similar term is defined in the Company long-term disability plan applicable to the Executive.

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)	a reduction in Executive’s Base Salary or target annual bonus opportunity;

(ii)

a material diminution in the authority, duties or responsibilities of the Executive as contemplated in this Agreement, including the Executive no longer serving as the Chief Product Officer of the Company or its successor after a Change in Control;

(iii)	the relocation of Executive’s primary place of employment to a location more than thirty (30) miles from Palo Alto, California; or

(iv)	a material breach by the Company of this Agreement, the Confidentiality Agreement (as defined below) or any other written agreement with Executive.

provided, however, that no event or condition described in clause (ii) or (iv) shall constitute Good Reason unless (x) the Executive gives the Company written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such Good Reason within 180 days of the Executive first becoming aware of the event giving rise to such Good Reason, (y) such grounds for Good Reason are not corrected by the Company within 30 days of its receipt of such notice, and (z) the Executive actually terminates the Executive’s employment for Good Reason on such grounds for Good Reason within 45 days of the Company’s failure to correct.

5. Limitations on Severance Payment and Other Payments or Benefits.

(a) Payments. Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with the Executive or plan or arrangement of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 5, result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in the greatest amount such that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Executive’s actual marginal rate of federal, state and local income taxation and the Excise Tax).

(b) Determinations. Within 30 days following the Executive’s termination of employment or notice by one Party to the other of its belief that there is a payment or benefit due to the Executive that will result in an excess parachute payment, the Company, at the Company’s expense, shall select a nationally recognized certified public accounting firm or consulting firm (which may be the Company’s independent auditors) (“Consulting Firm”) reasonably acceptable to the Executive, to determine (i) the Base Amount (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 5(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 5(a), or (y) the Total Payments were not so reduced. If the Consulting Firm determines that Section 5(a)(ii) above applies, then the payments upon the Executive’s termination of employment hereunder or any other payment or benefit determined by such Consulting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c) Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Amount” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the determination by the Consulting Firm, the value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4); and (v) the Executive shall be deemed to pay federal income tax and employment taxes at the Executive’s actual marginal rate of federal income and employment taxation, and state and local income taxes at the Executive’s actual marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 5(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The covenants set forth in Sections 6 and 7 of this Agreement have substantial value to the Company and a portion of any Total Payments made to the Executive are in consideration of such covenants. For purposes of calculating the “excess parachute payment” and the “parachute payments”, the Parties intend that an amount equal to not less than the Executive’s highest annual base salary during the 12-month period immediately prior to the Executive’s termination of employment shall be in consideration of the covenants in Sections 6 and 7 below. The Consulting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be considered to be a “parachute payment” or “excess parachute payment”. The determination of the Consulting Firm shall be addressed to the Company and the Executive and such determination shall be binding upon the Company and the Executive.

(d) Amendment. This Section 5 shall be amended to comply with any changes to or successor provisions of Sections 280G or 4999 of the Code in a manner designed to result in Executive’s greatest benefit on an after-tax basis.

6. Confidentiality. The Executive previously entered into that certain Confidential Information and Invention Assignment Agreement between Tsunami Software, Inc., a Delaware corporation (and predecessor to the Company) and the Executive (the “Confidentiality Agreement”). The Executive agrees (i) that the terms of the Confidentiality Agreement shall continue to apply in full force and effect and inure to the benefit of the Company and (ii) that the Executive shall continue to comply in all respects with the Confidentiality Agreement.

7. Non-Solicitation. The Executive agrees that, during the Executive’s employment with the Company and for a period commencing on the Executive’s Separation from Service and ending on the first anniversary of the Executive’s Separation from Service (the “Restricted Period”), the Executive shall not, directly or indirectly, other than in connection with the proper performance of the Executive’s duties in the Executive’s capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives or (b) encourage, induce, attempt to induce, solicit or attempt to solicit any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group to leave his, her or its employment or service with the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s grant of permission to use the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or any other service provider of any member of the Company Group.

8. Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules and regulations promulgated thereunder, the Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement or enforce that policy).

9. Certain Remedies.

(a) Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 6 and 7 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 and 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b) Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to this Section 9, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over the Executive to have been in violation of the covenants contained in Section 7 of this Agreement.

10. Section 409A of the Code.

(a) General. This Agreement is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with that intent.

(b) Deferred Compensation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)

If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period.

(ii)	Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.

(iii)

Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

11. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the Parties and their respective advisors and representatives shall be settled exclusively by arbitration in Santa Clara County, California in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Decisions and awards rendered by the arbitrator shall be final and conclusive.

13. Non-assignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement may be assigned by the Company to any other member of the Company Group.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Parties, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

14. Withholding. All payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes and other authorized deductions.

15. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in the State of California.

17. Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the termination of the Executive’s employment with the Company shall survive such termination.

18. Entire Agreement; Supersedes Previous Agreements. This Agreement, the Confidentiality Agreement, and any equity award agreements in respect of Existing Equity Awards contain the entire agreement and understanding of the Parties with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof; all other negotiations, commitments, agreements and writings, including the Prior Agreement, shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19. Counterparts. This Agreement may be executed by either of the Parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

20. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Intapp, Inc.

3101 Park Blvd.

Palo Alto, CA 94306

Attention: Steven Todd, General Counsel

Email: steven.todd@intapp.com

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Doreen E. Lilienfeld

Email: dlilienfeld@shearman.com

To the Executive:

Thad Jampol, at the address on file with the Company

Email: Thad.Jampol@intapp.com

With a copy to the Executive’s counsel:

VLP Law Group LLP

555 Bryant St., Ste 820

Palo Alto, CA 94301-1704

Attn: Mark D. Bradford

Email: mbradford@vlplawgroup.com

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

INTAPP, INC.

By:	/s/ John Hall
Name: John Hall
Title: CEO

EXECUTIVE

/s/ Thad Jampol
Name: Thad Jampol